Exhibit 99.1

Clever Leaves Reports Second Quarter 2021 Results

- Q2 2021 Revenue Increased 89% and Gross Profit Increased 157% Year-Over-Year -

- New Global Partnerships and Launch of U.S. Research Initiative Demonstrate Continued Expansion of Distribution Network -

- Reaffirms Previously Stated FY2021 Guidance -

NEW YORK, N.Y., August 12, 2021 – Clever Leaves Holdings Inc. (Nasdaq: CLVR) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, today reported financial and operating results for the second quarter ended June 30, 2021. All financial information is provided in US dollars unless otherwise indicated.

Second Quarter 2021 Summary vs. Same Year-Ago Quarter

●	Revenue increased 89% to $3.7 million compared to $1.9 million, driven by both core segments of the Company.

●	All-in cost per gram of dry flower equivalent was $0.22 compared to $0.11, attributed to ramping early-stage operations in Portugal.

●	Gross profit increased 157% to $2.3 million, reflecting a 63.6% gross margin.

●	Net loss was $(9.0) million compared to $(8.8) million.

●	Adjusted EBITDA (a non-GAAP financial measure defined and reconciled herein) improved to $(5.8) million compared to $(6.7) million.

“Our second quarter performance marked sustained progress towards our long-term vision, as we continued to optimize our positioning within the global cannabinoid supply chain,” said Kyle Detwiler, CEO of Clever Leaves. “The nearly 4x year-over-year growth of our cannabinoid segment, as well as continued recovery from COVID-related challenges affecting our non-cannabinoid business, drove our revenue growth during the quarter, while our market-leading cultivation and production efficiencies led to improvements in adjusted EBITDA. We increased the depth and breadth of our global partnership network by sending our first commercial flower shipment to Australia, and we also marked our entrance into the Mexican market through a new commercial partnership. With these advances, all of our operational units, including the U.S., Colombia, Portugal and Germany, are now producing revenue. Through our progress in expanding our international export footprint, and our sustained focus on product quality and operational efficiency, we have built a solid foundation from which to capitalize on further growth opportunities.

“In both Colombia and Portugal, our cultivation operations continued to produce at industry-leading cost levels and supply a growing roster of partners around the world. While our operations in Portugal are still in their early days and continuing to ramp, we have already successfully leveraged our GACP certified production to forge a partnership with IDT Australia Limited (ASX: IDT) to deliver our low-cost, high-quality medicinal flower products to Australian patients. Through our new supply partnership with CBD Life, a distribution and brand-building company for cannabis-derived products in Mexico, we have formed a key relationship in that market and widened the distribution network for our active pharmaceutical ingredient (API) products. Our robust and growing portfolio of pharmaceutical-quality cannabinoid products allows us to create new opportunities to expand our range of supply partners. To this end, we announced our U.S. research initiative, Project Change Lives, pledging up to $25 million of medical cannabis products to any eligible U.S. research organization studying the potential medical benefits of cannabinoids, beginning with our first partnership announced with UC Davis. Across our new and core geographies, we are proud to be addressing both the supply and research knowledge gaps surrounding medical cannabis, as well as positioning Clever Leaves to play a meaningful role in this burgeoning segment of the cannabis industry.

“Subsequent to the quarter, we enhanced our liquidity position through a $25 million financing from Sunstream Bancorp, a joint venture sponsored by Sundial Growers, Inc. (Nasdaq: SNDL), which was used towards the full repayment of our 2022 convertible notes at 90% of par value, generating over $3 million in savings from the repayment at a discount as well as the reduction in interest rates. From a regulatory standpoint, we are pleased by the Colombian government’s new decree allowing the export of medical cannabis flower from the country, a historic milestone that has the potential to double our total addressable market. With our Colombian cultivation already EU GMP certified for dry flower production, and significant greenhouse capacity already constructed, we believe we are well positioned to leverage our experience in flower sales from our Portuguese operation to capitalize on this regulatory development. We look forward to leveraging our operational advantages as we prepare to add this latest offering to our international product portfolio.

“The journey towards realizing the full economic potential of our operating model will be enhanced by new partnerships and new geographies. We will continue to operate with maximum production efficiency while evaluating new opportunities that arise from regulatory developments across the globe. I am extremely proud of our team’s commitment to driving our business development efforts and maintaining our high-quality products and processes, and we will work to continue executing on these fronts in the second half of 2021.”

Second Quarter 2021 Financial Results

Revenue in the second quarter of 2021 increased 89% to $3.7 million compared to $1.9 million for the same period in 2020, driven by strong performance across both the cannabinoid and non-cannabinoid segments, the former of which increased nearly four times compared to the prior year period. The non-cannabinoid segment also generated strong year-over-year growth as a result of Herbal Brands’ continued recovery from pandemic-related impacts.

All-in cost per gram of dry flower in the second quarter of 2021 was $0.22 per gram, compared to $0.11 for the same period in 2020. The increase was driven by continued production costs associated with ramping early-stage operations in Portugal.

Gross profit in the second quarter of 2021 increased significantly to $2.3 million compared to $0.9 million for the same period in 2020. Gross margin in the second quarter of 2021 was 63.6% compared to 46.8% for the same period in 2020. This was largely due to Herbal Brands’ aforementioned revenue growth within the non-cannabinoid segment.

Operating expenses in the second quarter of 2021 were $12.0 million compared to $8.2 million for the same period in 2020. The increase is attributable to higher share-based compensation expenses, which grew by approximately $3.0 million, as well as insurance and professional fees related to being a public company.

Net loss in the second quarter of 2021 was $9.0 million compared to a net loss of $8.8 million for the same period in 2020. This was despite a general increase in expenses that was primarily attributable to the costs associated with operating as a public company.

Adjusted EBITDA in the second quarter of 2021 improved to $(5.8) million compared to $(6.7) million for the same period in 2020. The increase was primarily driven by the aforementioned gross profit growth, as well as continued cost control measures, including cultivation and production efficiencies.

Cash, cash equivalents and restricted cash was $57.1 million at June 30, 2021, compared to $79.5 million at December 31, 2020. This is primarily attributed to operating losses and capital investments during the year.

2021 Outlook

Based on continued momentum achieved through the first half of 2021 on expansion, execution on the revenue pipeline and cost containment measures, the Company continues to believe that it is on track to achieve its 2021 plan. Revenue is expected to be between $17 million to $20 million with gross margin of approximately 61%, and adjusted EBITDA in the range of $(24) million to $(26) million, inclusive of costs associated with being a public company, as well as capital expenditures of approximately $10 million.

Conference Call

Clever Leaves will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2021.

Clever Leaves management will host the conference call, followed by a question and answer session.

Conference Call Date: August 12, 2021

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: 1-800-891-9945

International dial-in number: 1-212-231-2905

Conference ID: 21996432

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through August 19, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 21996432

About Clever Leaves Holdings Inc.

Clever Leaves is a multinational cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a license in Portugal from Infarmed – the Portuguese health authority – which allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes. In addition, the Portuguese operation was also granted certification of compliance with GACP and IMC-GAP.

For more information, please visit https://cleverleaves.com/en/home/ and follow us on LinkedIn.

Non-GAAP Financial Measures

In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted EBITDA also excludes the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA to be a meaningful indicator of the performance of its core business. Adjusted EBITDA should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see the relevant schedules provided with this press release. We have not reconciled the non-GAAP forward-looking information to their corresponding GAAP measures because the exact amounts for these items are not currently determinable without unreasonable efforts but may be significant.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2021 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy and to receive regulatory approvals; (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions; (v) geopolitical events, natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as travel restrictions, disruptions to physical shipments such as outright bans on imported products, delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the company’s products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:

Cody Slach and Jackie Keshner

Gateway Investor Relations

+1-949-574-3860

CLVR@gatewayir.com

Clever Leaves Press Contacts:

Rich DiGregorio

KCSA Strategic Communications

+1-347-487-6197

rdigregorio@kcsa.com

Diana Sigüenza

Strategic Communications Director

+57-310-236-8830

diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:

Andrew Miller

Vice President Sales - EMEA, North America, and Asia-Pacific

+1-416-817-1336

andrew.miller@cleverleaves.com

Project Change Lives Inquiries:

PCLInquiries@cleverleaves.com

Condensed Consolidated Balance Sheet

(In thousands of United States dollars)	June 30, 2021 (Unaudited)	Dec 31, 2020 (Audited)
Assets

Current
Cash	56,621	79,107
Restricted cash	454	353
Accounts receivable, net	1,620	1,676
Prepaids and advances	3,790	3,174
Other receivables	1,843	1,306
Inventories, net	13,148	10,190
Total Current Assets	77,476	95,806

Investments	1,528	1,553
Property, plant and equipment, net	28,704	25,680
Intangible assets, net	23,498	24,279
Goodwill	18,508	18,508
Other non-current assets	58	52
Total assets	149,772	165,878

Liabilities

Current
Accounts payable	3,258	4,429
Accrued expenses and other current liabilities	3,046	4,865
Current Portion of Convertible notes	27,119	-
Warrant liability	22,736	19,061
Deferred revenue	435	870
Total current liabilities	56,594	29,225

Convertible notes	-	27,142
Loans and borrowings	6,559	6,701
Deferred revenue	1,565	1,167
Deferred tax liability	5,700	5,700
Other long-term liabilities	532	693
Total liabilities	70,950	70,628

Shareholders’ equity

Additional paid-in capital	170,557	164,264
Accumulated deficit	(91,735)	(69,014)
Total shareholders’ equity	78,822	95,250

Total liabilities and shareholders’ equity	149,772	165,878

Statement of Operations

	Six Months ended June 30, (Unaudited)		Quarter Ended June 30, (Unaudited)
(In thousands of United States dollars, except for per share data)	2021	2020	2021	2020
Revenue	7,149	4,853	3,672	1,939

Cost of Sales	(2,584)	(1,785)	(1,338)	(1,032)
Gross Profit	4,565	3,068	2,334	907

Expenses
General and administrative	14,475	14,671	7,283	6,967
Share-based compensation	4,873	713	3,323	297
Sales and marketing	1,485	1,784	807	603
Goodwill impairment	-	1,682	-	-
Depreciation and amortization	1,103	717	524	365
Total expenses	21,936	19,567	11,937	8,232

Loss from operations	(17,371)	(16,499)	(9,603)	(7,325)

Other Expenses (Income), net
Interest expense, net	1,898	1,789	920	953
Loss (Gain) on remeasurement of warrant liability	3,675	-	(1,176)	-
Loss on investments / equity investment share of loss	-	228	-	67
Gain on fair value of derivative instrument	-	-	-	(13)
Foreign exchange loss	839	359	80	311
Other (income) expenses, net	(1,087)	48	(485)	105
Total other expense (income), net	5,325	2,424	(661)	1,423

Loss before loss from equity investment	(22,696)	(18,923)	(8,942)	(8,748)
Income Taxes	-	-	-	-
Equity investment share of loss	25	16	14	5
Net Loss	(22,721)	(18,939)	(8,956)	(8,753)
Net loss attributable to non-controlling interest	-	(1,648)	-	(744)
Net loss attributable to Clever Leaves Holdings Inc. common shareholders	(22,721)	(17,291)	(8,956)	(8,009)

Net loss per share attributable to Clever Leaves Holdings Inc. common
shareholders - basic and diluted	$(0.90)	$(1.91)	$(0.35)	$(0.82)

Weighted-average common shares outstanding - basic and diluted (in 000’s)	25,311	9,052	25,589	9,801

Consolidated Statements of Cash Flows

	Six months ended June 30, (unaudited)
(In thousands of United States dollars)	2021	2020
Operating Activities
Net loss	(22,721)	(18,939)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	1,377	717
Loss on remeasurement of warrant liability	3,675	-
Foreign exchange loss	839	330
Stock-based compensation expense	4,873	713
Goodwill impairment	-	1,682
Other non-cash expense (income), net	(538)	1,527
Loss on investment	-	244
Loss on equity method investment, net	25	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	56	43
(Increase) decrease in prepaid expenses	(616)	2,573
(Increase) decrease in other receivable	(543)	237
Increase in inventory	(2,958)	(2,238)
(Decrease) Increase in accounts payable and other current liabilities	(2,990)	(131)
Decrease in other non-current liabilities and other items	25	(1,301)
Net cash used in operating activities	(19,496)	(14,543)

Investing Activities
Purchase of property, plant and equipment	(4,319)	(3,436)
Net cash used in investing activities	(4,319)	(3,436)

Financing Activities
Proceeds from issuance of shares, net of issuance cost	-	14,021
Proceeds from issuance of long term debt, net of issuance costs	-	2,645
Other borrowings	1,223	992
Increase in treasury stock	-	(6,250)
Proceeds from exercise of warrants	1,410	-
Repayment of Debt	(1,107)	(429)
Stock option exercise	10	-
Net cash provided by financing activities	1,536	10,979
Effect of exchange rate changes on cash, cash equivalents & restricted cash	(106)	(29)
(Decrease) in cash, cash equivalents & restricted cash	(22,385)	(7,029)

Cash, cash equivalents & restricted cash, beginning of period	79,460	13,198
Cash, cash equivalents & restricted cash, end of period	57,075	6,169

Adjusted EBITDA Reconciliation (Non-GAAP Measure)

	Six months ended		Quarter ended
	June 30, (unaudited)		June 30,
(In thousands of United States dollars)	2021	2020	2021	2020
Loss before loss from equity investment	(22,696)	(18,923)	(8,942)	(8,748)
Loss (Gain) on remeasurement of warrant liability	3,675	-	(1,176)	-
Loss before loss from equity investment (Excl. loss on remeasurement of warrant liab.)	(19,021)	(18,923)	(10,118)	(8,748)
Share-based compensation	4,873	713	3,323	297
Goodwill impairment	-	1,682	-	-
Depreciation & amortization	1,319	717	524	365
Interest expense, net	1,898	1,789	920	953
Loss on investments / equity investment share of loss	-	228	-	67
Foreign exchange loss	839	359	80	311
Gain on fair value of derivative instrument	-	-	-	(13)
Other (income) expenses, net	(1,087)	48	(485)	105
Adjusted EBITDA (Non-GAAP Measure)	(11,179)	(13,387)	(5,756)	(6,663)